Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
CST Brands, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-188392) on Form S-8 of CST Brands, Inc. (the Company), of our report dated February 27, 2014, with respect to the consolidated balance sheets of CST Brands, Inc. as of December 31, 2014 and 2013, and the related consolidated and combined statements of income, comprehensive income, cash flows and changes in stockholders’ equity / net investment for each of the years in the three-year period ended December 31, 2014, and the effectiveness of internal control over financial reporting as of December 31, 2014, which reports appear in the December 31, 2014 annual report on Form 10-K of the Company.
Our report dated February 27, 2015, on the effectiveness of internal control over financial reporting as of December 31, 2014, contains an explanatory paragraph that states the Company acquired the General Partner (CrossAmerica GP) of CrossAmerica Partners LP (CrossAmerica) and Nice N Easy Grocery Shoppes (NNE) during 2014. CrossAmerica is a consolidated variable interest entity of CST Brands, Inc. Management excluded from its assessment of the effectiveness of CST Brands, Inc.’s internal control over financial reporting as of December 31, 2014, CrossAmerica GP’s, CrossAmerica’s and NNE’s internal control over financial reporting. The CrossAmerica GP, CrossAmerica, and NNE acquisitions contributed approximately 5 percent of total operating revenues for the year ended December 31, 2014 and accounted for approximately 33 percent of total assets as of December 31, 2014, included in the consolidated financial statements of CST Brands, Inc. and subsidiaries as of and for the year ended December 31, 2014. Our audit of internal control over financial reporting of CST Brands, Inc. also excluded an evaluation of the internal control over financial reporting of CrossAmerica GP, CrossAmerica, and NNE.
Our report on the consolidated and combined financial statements refers to a change in the method of accounting for discontinued operations.

/s/ KPMG LLP

San Antonio, Texas
February 27, 2015